Energy Focus, Inc. finalizes terms for its $3.5 Million Rights Offering

Lead Investor and board member, David Gelbaum, announces The Quercus Trust’s support for the Offering

Solon, OH – October 2, 2009 – Energy Focus, Inc. (NASDAQ: EFOI), a leader in providing energy efficient lighting solutions, today announced terms for its $3.5 million common stock rights offering. Energy Focus’ Board of Directors has set the exercise price of the rights at $0.75 per share of common stock after considering many factors, including the Company’s history, the historical and current market price of its common stock, the ability of rights holders to subscribe for additional shares, the terms and expenses of this offering relative to other alternatives for raising capital, the size of this offering, and the general condition of the securities market.

Lead investor and member of the Board of Directors, David Gelbaum, announced today that The Quercus Trust will exercise its rights to purchase $700,000 or 20% of the offering and maintain its current ownership position of the Company.

The purpose of the offering is to raise equity capital for general corporate and working capital purposes as well as to fund the acquisition of Stones River Companies of Nashville, Tennessee, a leading lighting energy services company, as part of Energy Focus’ strategy to become a turnkey lighting energy solutions company.

Under the terms of the rights offering, the Company will distribute at no charge to its shareholders of record as of 5 PM Oct 5, 2009 transferable rights to purchase up to $3.5 million of common stock at $0.75 per share for a total maximum distribution of approximately 4.7 million registered shares. Each shareholder of record will receive one transferable right for every share of common stock owned by the shareholder at the time the offering begins. Each right will entitle the holder to purchase one share of common stock at the established subscription price per share. Shareholders will be entitled to subscribe for shares not subscribed for by other shareholders.

The offering will occur in two successive periods. The Company expects that the first period will begin October 6, 2009 and close at 5PM Eastern Standard Time October 30, 2009 and covers the exercise of rights by subscribing shareholders. The second period is expected to begin November 2, 2009 and close November 13, 2009 at 5 PM Eastern Standard Time and covers the subscription for any unsubscribed shares by shareholders or other interested parties who receive rights directly from the Company.

The Company has filed an amended registration statement covering the offering with the Securities and Exchange Commission http://www.sec.gov/Archives/edgar/data/924168/000095012309047726/l37475csv1za.htm. These rights may not be sold or offers to buy them be accepted, nor may the rights be exercised or shares of common stock issued, prior to the time the registration statement becomes effective. Once the statement becomes effective and the offering begins, record date shareholders may obtain the prospectus and other offering and subscription materials from the subscription agent, BNY Mellon Shareowner Services, Attn: Corporate Action Department, 27th Floor, 480 Washington Boulevard, Jersey City, NJ 07310; 1-866-282-4940 (toll free); 1-201-680-6579 (collect).

About Energy Focus

Energy Focus, Inc. is a leading supplier of energy solutions and the world’s only supplier of EFO®, a lighting technology that is more efficient than conventional electric lamps. Energy Focus solutions provides energy savings, aesthetic, safety and maintenance cost benefits over conventional lighting. Energy Focus also has a long standing relationship with the US Government.  Energy Focus’ numerous Research and Development projects for the DOE and DARPA include creating energy efficient LED lighting systems for the US Navy fleet and the next generation Very High Efficiency Solar Cell. Customers include supermarket chains, the US government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located at 32000 Aurora Rd., Solon, OH 44139. The company has additional offices in Pleasanton, CA, the United Kingdom, and Germany. For more information, see http://www.energyfocusinc.com.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our future business outlook, our products, our solutions, and our/or our work with leading customers including governmental agencies. Investors are cautioned that all forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results predicted. For more information about potential factors that could affect Energy Focus financial results, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof. Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

Media Contact:

            Energy Focus, Inc., Public Relations Office

            (440) 715-1295

            pr@energyfocusinc.com

Investor Contact:

CleanTech IR, Inc.

310-541-6824

btanous@cleantech-ir.com